Exhibit 10.3.1
Standard Non-Employee Director Compensation
(Adopted by the Board of Directors Effective May 8, 2025)

Annual Fees--Each Non-Employee Director
●	$100,000 cash (paid in monthly installments)
●	An award on the date of each Annual Meeting of Stockholders of shares of restricted common stock valued at $135,000.(1)

Annual Fees: — Board and Committee Chairs (paid in monthly installments)
●	Chairman of the Board of Directors (2)	$120,000
●	Chair of the Audit Committee	$25,000
●	Chair of the Compensation Committee	$17,000
●	Chair of the Corporate Governance & Nominating Committee	$15,000

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	(1)	The award agreements provide that the awards are subject to the following basic terms:

Restrictions: The shares may not be sold, assigned, transferred, pledged or otherwise disposed of until they vest. The retention of the shares is subject to the Company’s Stock Ownership & Hedging Guidelines.

Vesting: The restrictions on the restricted stock lapse on the trading day immediately preceding the following year's Annual Meeting of Stockholders, but earlier upon the death of the director; upon the director becoming permanently disabled, upon the director becoming subject to mandatory retirement; or upon a change in control of the Company as defined in the Company's 2018 Stock Incentive Plan.

Forfeiture: The shares of restricted stock are forfeited if prior to vesting, the director ceases to be a director other than by reasons of his or her death, permanent disability, mandatory retirement or a change in control of the Company.

	(2)	This annual Chairman’s fee constitutes compensation for service as Chairman; and for service as chair of any committee of the Board, other than the Audit Committee. In the event the Chairman is also the Chair of the Audit Committee, the Audit Committee Chair fee will also be paid.

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